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                                                                    EXHIBIT 11.1

                                METROCALL, INC.

                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                       Three Months Ended June 30,           Six Months Ended June 30,
                                                    ---------------------------------     ---------------------------------
                                                        1997                1998               1997                1998
                                                        ----                ----               ----                ----
Net loss                                            $    (12,304)       $    (28,734)     $    (24,052)        $    (56,934)
   Preferred dividends                                    (1,609)             (2,423)           (3,169)              (4,771)
                                                     -----------         -----------       -----------          -----------

Net loss attributable to common stockholders        $    (13,913)       $    (31,157)     $    (27,221)        $    (61,705)
                                                     ===========         ===========       ===========          ===========

Weighted-average shares outstanding:
   Shares outstanding, beginning of period            24,521,135          40,548,414        24,521,135           40,548,414
   Shares issued in acquisitions                         516,633                   -           421,054                    -
   Share issued for exercise of stock options              1,521                   -               765
   Shares issued in settlement of litigation                   -             270,000                 -              270,000
   Shares issued in employee stock purchase plan          34,770              48,134            34,770               48,134
                                                     -----------         -----------       -----------          -----------
Weighted-average shares outstanding                   25,074,059          40,866,548        24,977,724           40,866,548
                                                     ===========         ===========       ===========          ===========

Loss per share attributable to common stockholders   $     (0.55)        $     (0.76)      $     (1.09)         $     (1.51)
                                                     ===========         ===========       ===========          ===========
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